===============================================================================






                                   EXHIBIT-1*






------------
*Pursuant to a request for Confidential Treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended, confidential portions have been omitted and filed separately with the Commission.

===============================================================================

FT/Newco VOICE MOU - 27-6 Final                                     Confidential


                           MEMORANDUM OF UNDERSTANDING
                                       FOR
                             SWITCHED VOICE SERVICES

This Memorandum of Understanding ("MOU") is made as of the Effective Date between:-

(1) France Telecom S.A., a French company having its registered office at 6, place d'Alleray, 75015 Paris, France, represented ("FT"); and

(2) Newco N.V., a limited liability company existing under the laws of the Netherlands with its principal office at Gatwickstraat 21-23, 1043 GL Amsterdam-Sloterdijk ("NEWCO").



RECITALS:

(A) Annex 5.1 of the Contribution Agreement provides certain principles concerning the Parties co-operation in relation to switched voice services;

(B) The Parties have agreed to vary Annex 5.1 as it relates to switched voice services as set out in this MOU.

IT IS AGREED as follows:


1. DEFINITIONS

In this MOU:

"Affiliate" means, with respect to any person, any other person controlled by, under common control with, or controlling such person. For the purposes of this
MOU: (a) the term "control" means a person's (1) ownership, directly or indirectly, of equity securities entitling it to exercise in the aggregate at least 50% of the voting power of the entity in question; or (2) possession directly or indirectly, of the power to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise; (b) any reference to an Affiliate of FT means any Affiliate excluding Newco and its Subsidiaries; and
(c) any reference to an Affiliate of Newco means a Subsidiary of Newco.

"Confidential Information" means any matters confidential or secret information or data that is of value to the Party disclosing such information, including confidential or secret (a) scientific or technical information; (b) information relative to the current or proposed business, sales, and marketing plans of the Party disclosing such information and financial information related thereto; (c) drawings, designs, computer programs and software devices; (d) costs and pricing information; (e) the contents of this MOU, provided, however, the term "Confidential Information" shall not include any information that (i) is now in or subsequently enters the public domain through means other than direct or indirect disclosure by either Party in violation of the terms of this MOU; (ii) is already in the possession of the Party receiving such information free of any known confidential obligation to any other party; or
(iii) is lawfully communicated to the Party receiving the information by a third party, free of any known confidential obligation, subsequent to the time of communication thereof by, through or on behalf of the other Party.

"Contribution Agreement" means the agreement of that name, dated 19 November 2000 between France Telecom S.A., Atlas Telecommunications S.A and Equant N.V.

"Effective Date" means the date of Closing of the Contribution Agreement as defined above.

"Equant" means Equant N.V. and its Affiliates existing immediately prior to the Effective Date.

"Global One" means Global One Communications World Holding B.V. and Global One Communications Holding B.V. and their affiliated companies immediately prior to the Effective Date.

"Network" means the Global One originated voice switches and related switched voice equipment, excluding such switches and equipment located in Russia.

"Services" means the switched voice services provided over the Network.

"Subsidiary" means, with respect to any person, any other person controlled by such Person.

The terms defined above include the plural as well as the singular. Unless otherwise expressly stated, the words "herein", "hereof", and "hereunder" and other words of similar import refer to this MOU as a whole and not to any particular Section, provision or paragraph. "Section" and "Annex" references refer to sections of, and annexes to, this MOU. The words "include" and "including" shall not be construed as terms of limitation. The words "day", "month", and "year" mean, respectively, calendar day, calendar month and calendar year, and the words "writing" or "written" mean preserved or presented in retrievable or reproducible form, whether electronic (except for voice mail) or hard copy, unless otherwise stated herein. The word "or" shall mean "and/or" unless the context specifically requires otherwise. The headings used in this MOU are included for convenience only and are not to be used in construing or interpreting this MOU.

References to "Parties" in this MOU means France Telecom and each France Telecom Affiliate and Newco and each Newco Affiliate which will either be supplying products or services to a Party under this MOU and references to a "Party" means either (a) France Telecom or the relevant France Telecom Affiliate; or (b) Newco or the relevant Newco Affiliate, as the context requires, and such terms as "each", "either", "both", "the" or "neither" prefacing the use of the words "Party" or "Parties" shall be construed accordingly.

2. SCOPE AND PURPOSE OF MOU

2.1. This MOU records the Parties' agreements in principle relating to the Services offered to multinational corporate customers and covers:

     (a)  their co-operation in relation to the Services;

     (b)  the completion of the Services Agreements.

2.2. The Parties anticipate that:

     (a) the switched voice business activities of Newco will be terminated by the end of 2004 (the period between the Effective Date and the end of 2004 being referred to as the "Transition Period");

     (b) Newco will migrate the voice business to voice-over-data solutions as quickly as possible and before the end of the Transition Period.

2.3. This MOU supersedes the relevant sections of Annex 5.1 Section 3.2 of the Contribution Agreement.

2.4. The Parties have as of the Effective Date prepared drafts of a Switched Voice Services Sale Agreement and a Switched Voice Miscellaneous Services Agreement ("Services Agreements"). These drafts are attached to this MOU for reference. The Parties will negotiate in good faith the completion of the Services Agreements within 30 days of the Effective Date in accordance with the principles set out in this MOU.

2.5. This MOU is not a contract for the provision of services and all such transactions shall be subject to execution by the Parties of the Services Agreements.

2.6. Except as otherwise expressly stated in this MOU, the Parties intend that this MOU shall be legally binding and enforceable by either Party.

3. PRINCIPLES OF CO-OPERATION

The Parties have agreed in principle that:

3.1. Equant originated switched voice business as from the Effective Date shall be managed solely by Newco. Newco shall as quickly as possible migrate the Equant existing customers at Effective Date, either to voice-over-data solution or onto the Network. Therefore Equant originated switched voice business will not be covered by the Services Agreements.

3.2. The provision of services in Russia shall be managed solely by Newco and therefore such services in Russia will not be covered by the Services Agreements.

3.3. The Services, as from the Effective Date, shall be managed through cooperation of the Parties, the principles governing which, are as described hereafter.

3.4. The Equant originated switched voice specific equipment and the Network will be kept separate and there will be no alignment of the functionalities of the Network and Equant originated switched voice specific equipment.

3.5. There shall be no new investment on the Network other than for continuity of the service, maintenance or regulatory purposes during the Transition Period.

3.6. Existing Global One switched voice customer contracts (excluding Russia) will be continued to the end of their contractual expiry dates or the end of the Transition Period whichever is the earlier, and will not be renewed unless they fit the criteria detailed below for new sales.

3.7. New switched voice sales by Newco should be made only on the Network and subject to stringent conditions as agreed by the Parties as part of the business plan process, but such as:

     (a) the right and technical capability to migrate the Services to voice-over-data services within a short timeframe and in any event before the end of the Transition Period;

     (b)  no obligation to provide Services after the end of the Transition
          Period;

     (c) a reasonable operating margin for Newco for the term of the customer contract, taking into account the wholesale minute prices received from FT.

     It is intended that the sales representatives of Newco will only be incentivized if new switched voice sales meet the stringent conditions as agreed.

3.8. FT will provide for the Services service level commitments defined in the Switched Voice Services Sale Agreement. In particular, said Agreement will describe how failure to comply with service level commitments will result in credits and continued poor performance will result in a transfer of responsibility for the relevant activities to Newco at Newco's absolute discretion.

3.9. Until the end of the Transition Period, voice traffic termination will be offered by FT to Newco in order for Newco to build its voice over data products on a competitive arms length basis. Newco will decide to accept or to reject the offer made by FT. This offer from FT shall not be covered by the Services Agreements. Off-net termination for voice-over-data offerings will be controlled by Newco via agreements with FT or other off-net providers.

3.10. After the Transition Period, if FT continues to offer such a service, Newco will have complete discretion to purchase termination from FT or from any other provider in order for Newco to ensure best market pricing for such termination.

4. RESPONSIBILITIES OF THE PARTIES

FT will provide the Services to Newco, using its own resources as well as operational resources provided by Newco, in order for Newco to sell enhanced switched voice services to multinational corporate customers.

4.1. Functions under responsibility of FT

     All Network functions, including voice switches infrastructure control andoperations, maintenance, transmission between switches and off net termination of all traffic.

4.2. Functions under the responsibility of Newco

     4.2.1. All product definition and development, sales and marketing functions, including sales, sales support, sales management (including sales incentives, bid management and bid qualification), customer services, customer access layers, value added functions, Newco customer pricing, related information and billing systems.

     4.2.2. The operational resources provided by Newco to FT will be defined in the Switched Voice Miscellaneous Services Agreement.

4.3. FT may use the Network for other traffic than Newco originated traffic.


5. JOINT BUSINESS PLAN

5.1. A joint business plan ("Joint Business Plan"), based on the principles defined in this MOU and limited to the Services, will be agreed between the Parties within 15 working days of the Effective Date. The Joint Business Plan will provide a baseline of the anticipated performance of the switched voice business describing targets, including traffic volume and revenue targets, cost and costs reduction for each Party to achieve the objectives of this MOU and particularly, the Principles of Co-operation as defined in
     Section 3.

5.2. To the extent that Newco performs within the targets agreed in the Joint Business Plan, Newco will incur no switched voice related EBIT losses, during the Initial Period as defined in Section 6 of this MOU.

6. PRICING MECHANISM

6.1 (*)

6.2 (*)

6.3 (*)

6.4 (*)

6.4.1 (*)

6.4.2 (*)

6.5 (*)

7. COST ALLOCATION PRINCIPLES

The cost relating to the services should be allocated to each party on the following basis:

7.1 (*)

7.2 (*)

7.3 (*)

7.4 (*)

8. JOINT MONITORING OF THE JOINT BUSINESS PLAN

8.1. FT will propose to Newco within 15 working days of the Effective Date, the name of a person (the "Co-ordinator") responsible for the co-ordination of the implementation of this MOU and the Services Agreements in particular, the Co-ordinator will chair monthly reviews of the Joint Business Plan in order to insure that appropriate actions are taken by both Parties to reach the performance described in the Joint Business Plan.

8.2. Joint Business Plan Update

     8.2.1. The Parties will review the Joint Business Plan if either Party believes it is necessary to do so. After any agreed upon changes to the Joint Business Plan, the Wholesale Minute Prices will be updated. During the initial period, the update will be conductedaccording to the rules defined in Section 6.4.

     8.2.2. In the event that the Parties fail to reach agreement on the update of the Joint Business Plan following any above review, the RPri as defined in Section 6.4.1, will be benchmarked in accordance with a recognized independent source to be agreed by the Parties within 30 working days after Effective Date. The result of this benchmark will be used to update the RPri for the purpose of updating the Wholesale Minute Prices according to the rules defined in Section 6.4.

9. ASSIGNMENT

Neither this MOU, nor the rights, obligations or duties of Newco under this MOU may be assigned to any third party without the prior written consent of FT. In any case, Newco shall continue to be liable towards FT for the performance, by its assignee, of the obligations arising from this MOU and the Services Agreements. Newco shall be entitled to subcontract any of its obligations to sub-contractors, provided that Newco shall be liable for the acts and omissions of any sub-contractor.

10. TERM AND TERMINATION

10.1. This MOU becomes effective on the Effective Date, and subject to earlier termination in accordance with Section 10.2 below, shall remain in force until termination of the Services Agreements.

10.2. Either Party may terminate this MOU with immediate effect by giving notice to the other Party, if the other Party, in material breach of this MOU if the breach is capable of remedy, has failed to remedy the breach within 30 working days of notice of the breach having being given by the non-defaulting Party.

10.3. Either Party shall be entitled to terminate this MOU at its discretion on 60 days prior notice to the other Party, if FT's interest in the voting stock of Newco falls below 34%.

11. LIABILITY

The Parties shall negotiate in good faith the terms of the Services Agreements in accordance with the principles agreed in this MOU and shall use all reasonable endeavours to execute such Agreements within 30 working days following the Effective Date. Subject to the foregoing, neither Party shall be liable to the other Party under this MOU for any failure or delay to execute the Services Agreements.

12. RELATIONSHIP OF THE PARTIES

The MOU is made between independent contractors and are not intended to create, nor shall they be construed to be, a partnership, franchise, or other form of business relationship, except as otherwise provided herein. No Party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of another Party, except as expressly provided in this MOU or the Services Agreements.

13. CONFIDENTIALITY

13.1. All Confidential Information shall be deemed the proprietary and confidential information of the disclosing Party and shall be used by the other Party only in accordance with this MOU. Each Party shall be responsible for the performance by its respective Affiliates of the obligations under this Section 13 with respect to Confidential Information.

13.2. With respect to all such Confidential Information, the receiving Party shall:

      (a) receive and hold such Confidential Information in confidence and in the same manner the receiving Party treats its own proprietary or confidential information;

      (b) restrict disclosure of such Confidential Information solely to those employees, advisers and consultants with a need to know in connection with the performance of this MOU or the business of the Parties and not make any further use or disclosure without the prior written permission of the disclosing Party;

      (c) advise those employees, advisers and consultants, given access to such Confidential Information of their obligations with respect to such information; and

      (d) not copy or reproduce any of such Confidential Information except to the extent necessary to perform this MOU.

13.3. If either Party becomes subject to a mandatory requirement of any judicial, governmental or regulatory authority having jurisdiction over such Party to disclose Confidential Information, such Party shall give the Party which disclosed such Confidential Information notice as soon as practicable of such disclosure obligation and shall take any reasonable and lawful steps to limit the amount of Confidential Information to be disclosed.

13.4. All such Confidential Information disclosed by any Party to the other in tangible form shall, upon the request of the disclosing Party, and in any event upon termination of this MOU, be returned to it or destroyed.

13.5. Neither Party shall be liable to the other in damages for inadvertent, accidental, unauthorized, or mistaken disclosure by its employees of Confidential Information obtained pursuant to this MOU.

13.6. The provisions of this Section 13 shall survive the termination or expiration of this MOU for a period of 5 years following such termination or expiration.

13.7. No Party shall make any public announcement with respect to any MOU, without the prior written consent of FT and Newco.

14. GOVERNING LAW AND DISPUTE RESOLUTION

14.1. This MOU is governed by, and shall be construed in accordance with the laws of England and Wales.

14.2. All disputes arising under or in connection with this MOU shall be finally settled by the a board of 3 arbitrators in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall take place in the Netherlands and all proceedings shall be in the English language. The decision reached by the arbitrators shall be final and either Party may seek to have the arbitral award enforced by any court of competent jurisdiction.

14.3. Each Party shall have the right to seek injunctive relief from any court of competent jurisdiction pending the establishment of the arbitral tribunal, injunctive relief in aid of arbitration or to protect the rights of such Party. Any request for such interim relief by a Party shall be deemed incompatible with, or a waiver of, this agreement to arbitrate.

15. ENTIRE OBLIGATIONS

15.1. This MOU does not obligate either Party to any financial or legal obligations other than those specified herein.

15.2. This MOU constitutes the entire agreement between the Parties with respect to the subject matter dealt with in this MOU and supersede all prior oral or written agreements, representations (innocent or negligent), statements, negotiations, understandings, proposals relating to such subject matter between the Parties.

16. GENERAL

16.1. NOTICES:- All notices, demands, or requests which may be given by any Party to the other Party shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of dispatch when delivered in person; (b) one day after dispatch when sent by overnight courier, maintaining records of receipt; and (c) on the date of dispatch when sent by registered mail or facsimile during normal business hours with telephone confirmation of receipt and addressed as follows:

      If to Newco:
      Attention: General Counsel

      If to FT:
      Attention: FT/BE Executive Vice President

      With a copy to:
      FTLD Legal Department

      The address to which such notices, demands, request, elections, or other communications given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Section.

16.2. NO WAIVERS:- No waiver of any provisions of the MOU and no consent to any default under this MOU shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No failure of either Party to strictly enforce any term, right, or conditions of the MOU shall be construed as a waiver of such term, right or condition.

16.3. INVALIDITY:- If any provision of this MOU or any part thereof, is held invalid or unenforceable, the remainder of this MOU will not be affected thereby and each remaining provision or part thereof will be valid and enforceable to the full extent permitted by law.

16.4. EQUITABLE RELIEF:- Either Party may seek injunctive or other equitable relief to remedy any actual or threatened dispute.

16.5. COUNTERPARTS:- This MOU may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Accordingly, the Parties agree as of the Effective Date:-


FOR FT:-                                    FOR NEWCO:-






---------------------------                 ---------------------------
Name:                                       Name:


Title:                                      Title:


Date:                                       Date: